Exhibit  99.1

Ryerson Tull Declares Dividends and Amends Shareholder Rights Plan

CHICAGO, Sept. 22 /PRNewswire/ -- The Board of Directors of Ryerson Tull, Inc. (NYSE: RT) at its meeting today declared cash dividends of 5 cents per share on the company's common stock and 60 cents per share on its Series A $2.40 Cumulative Convertible Preferred Stock. The dividends will be payable November 1, 1999, to stockholders of record at the close of business on October 8, 1999.

Also at the meeting, the directors approved an amendment to the Company's Shareholder Rights Plan, including a reduction of the triggering threshold from 20 percent to 10 percent. As amended, if a person, together with such person's affiliates and associates, becomes the beneficial owner of 10 percent or more of the outstanding common stock of Ryerson Tull, the outstanding rights (other than those held by the acquiror) become exercisable for common stock of Ryerson Tull having a value of two times the exercise price of the right. The public announcement by a person prior to September 22, 1999 that it held 10 percent or more of the outstanding shares of Ryerson Tull common stock will not trigger the rights unless such person subsequently acquires additional shares resulting in its ownership of 15 percent or more of the outstanding shares of Ryerson Tull common stock.

A copy of the Amended and Restated Rights Agreement will be filed with the Securities and Exchange Commission and is available upon request from Ryerson Tull.

Ryerson Tull, Inc. is North America's leading distributor and processor of metals, with annual revenues of $2.8 billion. The company has a network of nearly 70 facilities across the United States and in Canada. Through joint ventures, the company operates service centers in Mexico and Asia, and maintains metal trading capabilities around the world.

SOURCE Ryerson Tull, Inc. -0- 09/22/1999

/CONTACT: Terence R. Rogers, Treasurer of Ryerson Tull,
773-788-3206/

/Web site: http://www.ryersontull.com/